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LEASE AGREEMENT
Advanced Input Devices/Glacier Partners

TABLE OF CONTENTS

1.	Demised Premises	1 - 2
2.	Term	2 - 4
3.	Rental; Development Budget	4 - 6
4.	Holdover	6
5.	Use	6
6.	Services, Utilities and Taxes	6 - 7
7.	Repairs and Maintenance	7 - 8
8.	Lessee's Default and Lessor Remedies	8 - 9
9.	Lessor's Default and Lessee's Remedies	9 - 10
10.	Right to Access	10
11.	Duties of Lessee Upon Termination	10
12.	Assignment	11
13.	Subordination	11
14.	Insurance	11 - 12
15.	Destruction or Damage of Premises	12 - 13
16.	Taking of Demised Premises	13
17.	Indemnification	13 - 14
18.	Sale of Property by Lessor	14
19.	Estoppel Certificate	14
20.	Trade Fixtures	14
21.	Remodeling or Alterations	14 - 15
22.	Quiet Enjoyment by Lessee	15
23.	Notices	15
24.	Attorney's Fees	15
25.	Successors and Assigns	16
26.	Hazardous Substances	16
27.	Signage	16
28.	Compliance with Laws	16
29.	No Waiver	17
30.	Memorandum	17
31.	Time; Termination Option	17
32.	Change Orders	17
33.	Future Improvements	17
34.	Reimbursement of certain development costs to Lessee	18
35.	Arbitration of Construction Disputes	18
36.	Entire Agreement	18
Signatures		19
	Exhibit A—Legal Description
	Exhibit B—Building Standards and Specifications
	Exhibit C—Site Plan
	Exhibit D—Development Budget
	Exhibit D-1—Development Cost Report Form
	Exhibit D-2—Rental Increase Schedule
	Exhibit E—Form of Commencement Date Letter
	Exhibit F—Project Schedule

LEASE

    THIS LEASE, made this 27 day of Feb, 1998, by and between Glacier Partners, an Idaho general partnership, hereinafter referred to as "Lessor", and Advanced Input Devices, Inc., a Delaware corporation, hereinafter referred to as "Lessee."

Background

    Lessor and Lessee are desirous of entering into a lease agreement for a new building located on approximately 13 acres of real estate situated near the SW corner of U.S. 95 and Wilbur Ave. (assessors parcel #C-0000-026-8200) Kootenai County, Idaho. The proposed construction contemplates a complete "turn key" facility that includes the site improvements, building, and street revisions as set forth in the specifications attached hereto. It is anticipated that quality of the improvements will be similar to that used in new Class A buildings in the Coeur d'Alene marketplace, such as the Cd'A Tech Center Buildings on U.S. 95.

    It is also anticipated that improvements by Lessee will include the furnishing of all office furniture and partitions, all telephone and data wiring and equipment and all interior identification signage (except as required by codes).

    The initial building area will be approximately 85,000 square feet divided into 20,000 square feet of office space and 65,000 square feet of manufacturing/production/processing/assembly space.

WITNESSETH:

    1.   Demised Premises:

    1.1  Demised Premises.  The Demised Premises hereby leased by Lessor to Lessee are approximately 13 acres of real property, including a building and improvements (collectively, "Building") to be built by Lessor of initially 85,000 square feet, and possible expansion space of approximately 40,000 square feet, all as set forth on Exhibit "B". The legal description for the Demised Premises is attached as Exhibit "A" and incorporated by this reference. The general specifications for the Building to be constructed and leased are attached as Exhibit "B" and incorporated by this reference and are generally depicted on the Site Plan ("Site Plan") attached as Exhibit "C."

    1.2  Work of Improvement.  The Building and Demised Premises shall be improved and delivered by Lessor to Lessee according to the building standards and specifications of Exhibit "B" and the Site Plan ("Lessor's Work"). Lessee shall have the right to review and approve the design and specifications for Lessor's Work at all stages of development, including (a) the initial design and schematic plans and (b) final plans and specifications and construction drawings ("Construction Documents"). As used herein, Lessor's Work shall include the access road work described in Paragraph 1.6.

    Lessor and Lessee shall each proceed with all necessary due diligence and in good faith, exerting their best efforts to complete such matters as require action or approval on the part of Lessor and Lessee in accordance with the development schedule contained in this Lease and during the course of construction anticipated under this Lease; and Lessor and Lessee agree to promptly and diligently respond to all questions and concerns raised by the architect, engineers and other consultants. Throughout the period of design, development and construction of the Building, Lessor shall hold weekly meetings with the project development team consisting of Lessee and/or Lessee's authorized representative, the architect, the general contractor, and engineers and other consultants as necessary, to discuss the scheduling and progress of the Building; and, after Substantial Completion (as defined in Paragraph 2.1) of the Building, shall hold such meetings with Lessee and/or Lessee's authorized representative as are mutually determined to be necessary with respect to completion of the punchlist items determined under the punchlist inspection process described in Paragraph 2.1, and the matters and conditions for issuance by the City of Coeur d'Alene of the final certificate of occupancy.

    Lessor agrees that in the selection of the general contractor and the negotiation of the general contract, the fee to be paid to the general contractor and the general conditions will be competitive with the market. Lessee shall have the right to review and approve the selection of the general contractor and the form of construction contract to be entered into between Lessor and the general contractor, such approval not to be unreasonably withheld. Lessor also agrees that all subcontracts will be competitively bid, unless otherwise agreed between Lessor and Lessee. All subcontracts shall be subject to the review and approval of Lessee, such approval not to be unreasonably withheld.

    1.3  Parking.  Lessor shall provide Lessee approximately 475 parking stalls as described and shown on Exhibit "C".

    1.4  Public Areas.  Lessor also grants to Lessee the rights of 24-hour a day ingress and egress to and from the Demised Premises to adjoining public streets.

    1.5  Expansion of Demised Premises.  Upon election by the Lessee, the Lessor shall build an additional 40,000 square feet of building improvements as shown as "expansion space" on Exhibit C, together with an additional 225 parking spaces in the location shown on Exhibit C (collectively, "Expansion"). Lessee may elect to require Lessor to build the Expansion by written notice ("Expansion Notice") to Lessor, which notice shall also set forth Lessee's desired occupancy date for the Expansion. Promptly after delivery of an Expansion Notice, Lessor and Lessee shall work together to agree upon plans and specifications for the Expansion. Lessor, at its sole and expense, will construct and improve the Expansion with tenant improvements consistent with and equivalent in quality and character to the tenant improvements then-existing in the Building.

    All of the terms and conditions of this Lease (including, but not limited to, Paragraph 2.7) shall be applicable to the design, construction and leasing of the Expansion; provided, however, that if Lessor does not Substantially Complete the Expansion on or before the date which is five (5) months after the design and permitting for the Expansion has been completed (but if such five (5) month period would require construction to occur during the months of October through March, the five (5) month period shall be extended to seven (7) months), then the amount of the liquidated damages which shall be paid under Paragraph 2.4 shall be $500.00 per day; and provided, further, that the Lease term shall not be extended by reason of construction of the Expansion.

    1.6  Access Road.  The site access road shown on Wilbur St. across from Mineral Drive shall be built as a part of this project. If the Lessors and Lessees mutually agree to use to use this access point to serve the adjacent 7 acres at some time in the future, the Lessors shall reimburse the Lessee one half of the construction cost in cash, and the leased premises shall be revised to show the property line in the center of the access roadway with a cross-use easement running to the benefit of both parties.

    2.   Term:

    2.1  Term.  The initial Lease term ("Initial Term") shall be eighteen (18) years, commencing upon Substantial Completion (as hereinafter defined) of all improvements called for in Paragraph 1.2 (hereinafter the "Commencement Date") and ending eighteen (18) years thereafter. As used herein, "Substantial Completion" shall mean the date when (a) the Building is accessible and fully usable by Lessee for its normal business operations and the access road work described in Paragraph 1.6 is completed and open for use, (b) a certificate of occupancy permitting the use of the Building for Lessee's intended use has been issued by the City of Coeur d'Alene, and (c) the project architect has executed a certificate certifying that Lessor's Work has been substantially completed in accordance with the plans and specifications approved by Lessor and Lessee. At the time of Substantial Completion, Lessor and Lessee shall conduct a joint inspection of the work in order to develop a punch list of additional work to be completed by Lessor. Lessor shall promptly and diligently complete all items on the punch list, and if such work is not completed within thirty (30) days of the date of Substantial Completion, Lessee may, but shall not be required to, complete such punch list work and offset the cost to complete against its monetary obligations under this Lease. Rent for any fractional calendar month shall be the prorated portion of the annual rent computed on a daily basis. The Commencement Date, when determined, and the annual rental rate, when determined pursuant to Paragraph 3.1 below, shall be confirmed in writing by the parties promptly upon such commencement and thereupon shall be inserted, together with the expiration date, in the form of commencement letter attached hereto as Exhibit E.

    2.2  Early Occupancy.  Lessee may, barring any reasonable objections from Lessor, have access to the Demised Premises prior to the Commencement Date for purposes of installing equipment, furniture, partitions and wiring. Such access shall be coordinated with Lessor's general contractor ("General Contractor") and shall fall under the same work rules, safety precautions and overall supervision of the General Contractor but the General Contractor shall have no responsibility for the Lessee's equipment installation.

    2.3  Options to Extend Term.  If Lessee is not in default under the terms and conditions of this Lease beyond applicable notice and grace periods at the end of the Initial Term or any term to be extended, Lessee shall have options to extend the term of this Lease for two (2) consecutive five (5) year terms upon the same terms and conditions as herein specified except at an adjusted rental amount as described in Paragraph 3.3 below.

    Lessee must irrevocably exercise each option by providing written notice to Lessor not later than twelve (12) months prior to expiration of the Lease term to be extended.

    2.4  Lessor's Delay in Delivery of Demised Premises.  In the event Lessor is unable to deliver the Demised Premises Substantially Completed to Lessee on or before March 31, 1999 because of failure of Lessor, Lessor's employees, agents or subcontractors to complete construction other than for reasons beyond the reasonable control of Lessor, including extreme and abnormal weather conditions (but excluding financial or economic reasons), Lessor shall reimburse Lessee for any and all increased moving costs, any and all rent differential and all other actual damages incurred by Lessee as a result of the failure to deliver the Demised Premises on the due date. The parties acknowledge that such damages are difficult to estimate or determine; therefore Lessor, in lieu of requiring Lessee to assess such costs, hereby agrees to pay Lessee as liquidated damages and not as a penalty in the amount of $2,000 per day for each day of non-delivery of any or all of the Demised Premises beyond March 31, 1999.

    2.5  Force Majeure.  Lessor's failure to perform its obligations under this Lease shall be excused if due to causes beyond the control and without the fault or negligence of Lessor, including acts of God, acts of the public enemy, fires, floods, epidemics and strikes, but Lessor's failure to perform shall not be excused if due to financial or economic reasons.

    2.6  Lessee's Delay.  It is the intent of the parties that the Commencement of Construction (as defined in Paragraph 31) shall occur on or before July 1, 1998. The Lessee has hired Eixenberger Architect to design and complete the Construction Documents. Lessor shall deliver construction documents to Lessee by May 15, 1998. Lessee shall approve the Construction Documents for the project by May 22, 1998. Any delay in the Lessee approvals that is the sole cause of an extension of the commencement of construction date shall also adjust any compensatory adjustment referenced in Paragraph 2.4. Lessee agrees that Lessor shall not be liable for any liquidated damages, or costs to Lessee associated with or resulting from unreasonable delays in Lessee's information and/or approvals, but Lessor shall first give Lessee reasonable written notice of such alleged delays and a reasonable opportunity to provide such information and/or approvals. Should Lessee be responsible for a delay in milestone approvals (as indicated on Exhibit "F") such that Commencement of Construction occurs after July 1, 1998, any additional winter construction cost premium shall be Lessee's responsibility.

    2.7  Termination of Lease.  If for any reason whatsoever the Demised Premises have not been Substantially Completed and delivered within 13 months after approval of the Construction Documents by the Lessee, Lessee may, but shall not be obligated to, terminate this Lease and have no further obligations to Lessor.

    3.   Rental; Development Budget:

    3.1  Rental: Development Budget.  Subject to all terms and conditions of this Lease, Lessee shall pay Lessor monthly, in advance, beginning on the Commencement Date, and continuing thereafter on or before each monthly anniversary of the Commencement Date of the term hereof, the Base Monthly Rental as determined by the formula below. The Base Monthly Rental is based upon the construction of the Demised Premises as set forth in the Exhibits hereto and as subsequently modified in writing by the parties. The "Base Monthly Rental" will be one twelfth (1/12) of the amount determined by the product of the "Annual Rent Multiplier" (as defined below) times the revised development budget as described below.

    The current project development budget ("Development Budget") is shown in Exhibit D. The budget categories of Land, Building architectural and engineering, Construction Site and Financing are under the control of the Lessor. Lessor shall be responsible, at its sole cost and expense, for any costs incurred under such budget categories in excess of the amounts shown on Exhibit D. Cost allowances for the budget categories of Miscellaneous, Project Administration and the Contingency are shown on Exhibit D and may only be revised with the written concurrence of Lessor and the Lessee.

    Prior to the Commencement of Construction, the parties shall agree on the final Development Budget ("Final Development Budget"). After the Final Development Budget has been determined and agreed upon, the risk of any increased costs thereunder shall be borne by the Lessor and the Total Development Costs shall not exceed the amount shown on the Final Development Budget (except with respect to any design change orders initiated by Lessee which increase the cost of the project as described in Paragraph 32). Any cost savings which result in the final actual development costs being less than the Total Development Costs in the Final Development Budget shall accrue to the benefit of Lessee. Lessee shall have the right to receive the benefit of such cost savings as a reduction in rental payments, and the parties shall within thirty (30) days make an appropriate reconciliation and reimbursement if Lessee shall have previously paid Base Monthly Rental in a higher amount. Once the entire construction contract is fully executed and a notice to proceed has been issued, the actual cost of construction will change only with change orders agreed to in writing by both parties.

    The annual rent will be determined by multiplying the Total Development Cost in the Final Development Budget times the Annual Rent Multiplier; provided, however, that should Lessee on its own initiative make design change orders as described in Paragraph 32 which increase the cost of the project such that the Final Development Budget is increased after the Commencement of Construction, then the annual rent will be adjusted in accordance with this formula.

    As used herein, "Annual Rent Multiplier" shall mean 0.09825.

    From and after March 1, 1998, Lessor shall deliver to Lessee, no less than once every month, a Development Cost Report with respect to the Development Budget, which shall contain the line items shown in the Development Budget and shall otherwise be in substantially in the form attached hereto as Exhibit D-1 and containing the information requested by Lessee (e.g., specifying "approved revision", "amounts requested", "balance to complete", "current revised budget", and "variances to budget"). Throughout the design and construction process Lessor shall make available to Lessee for inspection all books and records, as well as contracts, bills, vouchers, and checks, and such other documents as are necessary to properly audit all development costs.

    3.2  Rental Increases.  During the initial three years of this Lease, there shall be no increase in the rent. Commencing with year four (4) of the Lease and thereafter each year until the end of the eighteen year Initial Term, the rental will be subject to increase 1.35% annually, as shown on the rental schedule attached hereto as Exhibit D-2.

    3.3  Rent during extension option periods.  The rental rate during each extension term shall be 94% of the fair market rental value as of the commencement of the applicable extension term, determined as provided in this Paragraph 3.3. Lessor and Lessee shall seek to agree as to the fair market rental value within thirty (30) days after Lessee gives Lessor notice of its election to renew this Lease. If Lessor and Lessee do not agree as to the fair market rental value within such thirty (30) day period, the following provisions shall apply:

      (a) Within fifteen (15) days after the expiration of the above-mentioned thirty (30) day period, Lessor and Lessee shall each identify an impartial person to act as a valuation expert and notify the other thereof. The expert specified in each such notice must be a commercial real estate M.A.I. appraiser conducting business in Kootenai County area. If either party fails to appoint an expert within such fifteen (15) day period, then the determination of the expert first appointed shall be final, conclusive and binding on both parties.

      (b) The named experts shall together determine the fair market rental value for the extended term. In making such determination, the experts shall consider the rentals at which leases are being concluded for comparable space in Kootenai County. If the experts fail to agree on the fair market rental value within thirty (30) days of their appointment and the difference in their conclusions about fair market rental value is ten percent (10%) or less of the lower of the two determinations, fair market rental value shall be the average of the two determinations.

      (c) If the two experts fail to agree on fair market rental value and the difference between the two determinations exceeds ten percent (10%) of the lower of the two determinations, then the experts shall appoint a third M.A.I. appraiser, similarly impartial and qualified, to determine the fair market rental value. Such third expert shall determine the fair market rental value within thirty (30) days of his or her appointment, and the average of the determinations of the two closest experts is final, conclusive and binding on Lessor and Lessee. Lessor and Lessee shall each execute and deliver an agreement confirming annual rent for the extension term.

      (d) Lessor and Lessee shall each pay the fees of any expert appointed by Lessor and Lessee, respectively, and Lessor and Lessee shall each pay one-half (1/2) of the fees of the third expert, if any.

    3.4  Rent for Expansion Space.  The actual construction costs of the Expansion shall be actively managed by both the Lessor and the Lessee. The actual costs shall be made up of:

  •
  the actual cost of hard construction costs, plus

  •
  the actual cost of the design, engineering, financing and miscellaneous costs.

The total cost of the Expansion shall be increased by a fee of 6% for the Lessor. The rent shall be calculated without additional margin for the Lessor by utilizing an interest rate of prime plus two percent amortized over the remaining term of the Lease; provided, however, that the foregoing interest rate of prime plus two percent shall be reduced if Lessee, at Lessee's option, provides financing to Lessor for purposes of construction of the Expansion, in which case the interest rate used in the foregoing calculation shall be the interest rate provided by Lessee to Lessor in connection with such financing.

    3.5  Refund of Rent.  If this Lease terminates before the expiration date of the Initial Term or any extension term for reasons other than Lessee's default, Base Monthly Rental shall be prorated to the date of termination and Lessor shall immediately repay to Lessee all Base Monthly Rental then prepaid and unearned. Lessee's rights under this Paragraph 3.5 are in addition to, and not a limitation of, any other rights Lessee may have under this Lease, in equity or in law.

    3.6  Deposit.  Lessee shall, simultaneously herewith, deposit $15,000 with the Lessor as a security deposit that shall be held by the Lessor as security for full performance of Lessee's obligations for default in payment of rent, repairs, damages or cleaning expenses as the result of Lessee's occupancy. The security deposit shall be held in a separate interest-bearing account, as reasonably directed by Lessee, and the interest shall be shared equally by Lessor and Lessee and shall be disbursed and paid to the parties at least annually. The deposit shall be refunded to Lessee, less any applicable charges, but together with Lessee's one-half share of any accrued and unpaid interest, at the end of the Lease term or the earlier termination of the Lease.

  4.  Holdover:

    If Lessee holds possession of the Demised Premises after the expiration of the Lease term, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein. Any such tenancy may be terminated as provided by Idaho law. During such tenancy, Lessee agrees to pay Lessor rental at an increased rate of 25% of the then Base Monthly Rental applicable during the last year of the Lease term preceding any such holding over.

  5.  Use:

    Lessee agrees to use the Demised Premises for an office and manufacturing/production/processing/assembly building (and Lessor represents and warrants to Lessee that all such uses are allowed as of right under applicable zoning), and shall conduct no other business on or make any other use of the Demised Premises without the written consent of Lessor, which consent shall not be unreasonably withheld. Lessee recognizes that Industrial Revenue Bond financing in which the interest is intended to be exempt from federal income taxes ("IRB Financing") is being used for this project and the use of the Building is limited to manufacturing/production/processing/assembly purposes with no more than 25% office space. If the Lessee (a) increases the amount of office use in the Demised Premises to more than 25% of the total space, or (b) incurs more than $7,000,000 in "Capital Costs" (as hereinafter defined) in Kootenai County, Idaho during the Capital Cost Restriction Period (as hereinafter defined), and if either such occurrence is the sole reason which causes the loss of the tax exemption for the IRB Financing bonds and requires Lessor to refinance with conventional taxable financing or taxable bonds, the rent shall be increased in order to allow Lessor to recover over the remaining Lease term the actual increase in costs of refinancing the project with conventional taxable financing or taxable bonds. As used herein, "Capital Costs" shall mean those costs characterized as "capital" under generally accepted accounting principles. As used herein, "Capital Cost Restriction Period" shall mean the six (6) year period which commenced three (3) years prior to issuance of the bonds constituting the IRB Financing for the Building and which expires three (3) years after issuance of such bonds. Lessee shall not use or permit the Demised Premises to be used for any illegal purpose and shall be responsible to determine that Lessee's operations comply with all applicable laws, ordinances, regulations and requirements.

  6.  Services, Utilities and Taxes:

    Except as expressly set forth in this Lease, this Lease shall be absolutely net to the Lessor, and all property and other taxes, operating costs, insurance premiums, utilities of every sort, maintenance and each and every other cost (other than debt service) shall be the responsibility of the Lessee.

    6.1  Utilities.  Throughout the term of the Lease, and throughout any extension or option term, Lessee shall pay all charges for heat, lights, water and sewer and any other public utilities. Lessee shall make any deposits necessary for utility services and Lessee shall promptly pay all utility bills and shall not allow any liens to be placed on the property by utility providers.

    6.2  Taxes.  Beginning with the Commencement Date of the Lease term, Lessee shall pay all real property taxes and assessments which at any time during the term of this Lease shall be assessed against the Demised Premises. The tax parcel number will be provided after it is obtained from the County Assessor.

    Lessee reserves the right, at the sole expense of Lessee, to contest in good faith the amount of or legality of any tax or assessment so long as such contest shall not subject Lessor to any criminal or civil penalty or to any potential loss of ownership or use or occupancy of the Building or the Demised Premises. If Lessee elects to so contest any such tax or assessment, and pending the outcome of any such contest, Lessee may defer the payment thereof, provided that Lessee shall, in any event, pay the tax or assessment before delinquency, and Lessee may in such event pay the tax or assessment under protest. If requested by Lessee, Lessor shall, at no cost to Lessor, execute or join in the execution of any instrument or document necessary in connection with any such contest. In the event Lessee elects to so contest any such tax or assessment, Lessee shall give Lessor written notice of Lessee's intention to make such contest, Lessee shall indemnify and hold Lessor harmless from any costs, expenses, penalties or fees (including reasonable attorneys' fees) arising out of or in connection with such contest, and upon termination of the contest Lessee shall pay all amounts, including without limitation interest and penalties, due by reason of such contest.

  7.  Repairs and Maintenance:

    7.1  Lessee's Responsibilities; Lessor's Warranty.  Lessee shall be responsible for all interior and exterior maintenance of the Building, specifically including but not limited to repairs to the heating and cooling systems, plumbing systems, electrical system and drainage system. Lessee shall keep the inside of the Demised Premises and improvements thereon in the same order and condition as of the date it takes possession thereof, damage by the elements and reasonable wear and tear excepted, and permitted alterations and modifications excepted, and shall also keep the Demised Premises in a clean and sanitary condition according to the applicable state, city and county health and sanitary laws and ordinances. Except as provided in paragraph 7.2, Lessee shall specifically be responsible for all repairs to and maintenance of the Demised Premises, ground and parking, including but not limited to:

      a.  Maintenance of and repairs to the roof on the Demised Premises;

      b.  Maintenance of and repairs to, including cost of replacement of all or any portion of, the mechanical and electrical, heating and cooling, security and fire, plumbing and drainage systems and fixtures and all of the Building systems to keep such systems in good order, condition and repair;

      c.  Maintenance of and repairs to lavatories;

      d.  Replacement lamps, bulbs, starters and ballasts;

      e.  Interior painting;

      f.  Exterior and common area maintenance and repairs including, but not limited to, exterior painting; exterior cleaning including window washing; gutter cleaning and repair; sidewalks; curb repair; parking lots and parking stripage; signage; snow removal and landscape maintenance and repair;

      g.  Repairs, changes or alterations in or on the Demised Premises as required by the codes or regulations of any governmental body exercising jurisdiction over the Demised Premises.

    In consideration of Lessee assuming the repairs and maintenance set forth herein, Lessor covenants and agrees to pass through the benefit of all warranties of whatever nature that accrue to the benefit of the Owner as Lessor. Lessor agrees to purchase the manufacturer's ten (10) year warranty in connection with the roof of the Demised Premises. The electrical and HVAC equipment is warranted by the Lessor for a period of two years from the Commencement Date. The HVAC warrantee is for premature equipment failure. All normal maintenance shall be the responsibility of the Lessee.

    Notwithstanding anything to the contrary contained in this Lease, Lessor shall promptly correct all defects in Lessor's Work and failures of Lessor's Work to conform to the plans and specifications for such work which had had been agreed upon by Lessor and Lessee, which defects or nonconformities are discovered before or within one (1) year after the date upon which Lessee first occupies the Demised Premises. Lessor shall bear all costs of correcting Lessor's Work. Lessor and Lessee shall each give the other prompt written notice after discovering the existence of any such defects or nonconformities in Lessor's Work.

    7.2  Lessor's Responsibilities.  Lessor, at its own cost and expense, is responsible for all repairs and maintenance of the structural portions of the Demised Premises, the foundation, exterior walls, bearing walls, and roof structure.

  8.  Lessee's Default and Lessor Remedies:

    8.1  Lessee's Default.  The following events shall be deemed to be events of default by Lessee under the Lease:

      a.  Lessee shall fail to pay any installment of the rent herein reserved when due, or any payment with respect to taxes hereunder when due, or any other payment or reimbursement to Lessor required herein when due, and such failure shall continue for a period of ten (10) days after written notice from Lessor that such payment was overdue.

      b.  Lessee shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

      c.  Lessee shall file a petition under any section or chapter of the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof; or Lessee shall be adjudged bankrupt or insolvent in proceedings filed against Lessee thereunder.

      d.  A receiver or trustee shall be appointed for all or substantially all of the assets of Lessee and not discharged in thirty (30) days.

      e.  Lessee shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 8.1), and shall not cure such failure within thirty (30) days after written notice thereof to Lessee. Said written notice of default shall specify the matter in default; provided, however, that if the nature of Lessee's obligations are such that more than thirty (30) days are required for performance, then Lessee shall not be in default if Lessee commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

    8.2  Lessor's Remedies.  Upon the occurrence of any of such events of default described in Paragraph 8.1 hereof, Lessor shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever except as required by law:

      a.  Terminate this Lease, in which event Lessee shall immediately surrender the Demised Premises to Lessor, and if Lessee fails so to do, Lessor may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Demised Premises and expel or remove Lessee and any other person who may be occupying such Demised Premises or any part thereof. Lessee agrees to pay Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of such termination, whether through inability to relet the Demised Premises on satisfactory terms or otherwise.

      b.  Enter upon and take possession of the Demised Premises and expel or remove Lessee and any other person who may be occupying such Demised Premises or any part thereof, and relet the Demised Premises for such terms ending before, on or after the expiration date of the Lease Term at such rental and upon such other conditions as are reasonable, and receive the rent therefor, and

  Lessee agrees to pay to the Lessor on demand any deficiency that may arise by reason of such reletting. In the event Lessor is successful in reletting the Demised Premises at a rental in excess of that agreed to be paid by Lessee pursuant to the terms of this Lease, Lessor and Lessee each mutually agree that Lessee shall not be entitled under any circumstances to such excess rental, and Lessee does hereby specifically waive any claim to such excess rental.

      c.  Enter upon the Demised Premises, and do whatever Lessee is obligated to do under the terms of this Lease, and Lessee agrees to reimburse Lessor on demand for any expenses which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease, together with interest thereon at the rate of twelve percent (12%) per annum.

      d.  Whether or not Lessor retakes possession or relets the Demised Premises, Lessor shall have the right to recover unpaid rent and all damages caused by Lessee's default, including attorney's fees. Damage shall include, without limitation: all rentals lost, all legal expenses and other related costs incurred by Lessor following Lessee's default, all costs incurred by Lessor in restoring the Demised Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Demised Premises for reletting, and all brokerage commissions incurred by Lessor in reletting the Demised Premises.

      e.  In the event Lessee fails to pay any installment of rent, additional rent or other charges hereunder within ten (10) days after such installment is due, to help defray the additional cost to Lessor for processing such late payments, Lessee shall pay to Lessor on demand a late charge of five (5%) percent of the Base Monthly Rental. The provision for such late charge shall be in addition to all of Lessor's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Lessor's remedies in any manner. However, the first time annually that the rental is paid late, the late charge shall be limited to two hundred fifty dollars ($250.00).

      f.  Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, such remedies being cumulative and non-exclusive, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Lessor hereunder or of any damages accruing to Lessor by reason of the violation of any other terms, provisions and covenants herein contained. No act or thing done by the Lessor during the Lease term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Demised Premises and no agreement to terminate this Lease or accept surrender of said Demised Premises shall be valid unless in writing signed by the parties hereto. No waiver by Lessor of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Lessor's right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by Lessee in Lessee's obligations under the terms and conditions of this Lease, it shall become necessary for Lessor to employ an attorney to send a notice of default and pursue other default remedies, Lessee agrees to pay any reasonable attorneys fees so incurred.

  9.  Lessor's Default and Lessee's Remedies:

    9.1  Lessor's Default.  Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor (including those set forth in the Exhibits) within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor, specifying wherein Lessor has failed to perform such obligations; provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

    9.2  Lessee's Remedies:

      a.  Should Lessor default in the performance of any covenants and/or conditions on the Lessor's part herein contained, and if such default is not cured within thirty (30) days after written notice by the Lessee to Lessor hereof, except in case of an emergency in which no notice shall be necessary, or if such default cannot be cured within thirty (30) days, then, if the Lessor does not commence within such thirty (30) days to cure said default and cure the same with all reasonable dispatch, Lessor shall, upon demand, reimburse Lessee for Lessee's costs and expenses incurred in connection therewith, together with interest thereon at the rate of twelve (12%) percent per annum. Lessee may, but shall not be required to, offset such costs, expenses and interest against its monetary obligations under this Lease. Nothing contained in this Paragraph shall be construed so as to abridge any rights otherwise available to Lessee at law or in equity.

      b.  After the Building and improvements to be constructed by Lessor are Substantially Completed, Lessor and Lessee will inspect the Demised Premises together and prepare a 'punch list' of items to be completed before the Commencement Date. The Lessor shall have thirty (30) days to complete the punch list items. In the event Lessor does not complete the punch-list within thirty (30) days to the reasonable satisfaction of Lessee, then Lessee shall be permitted to complete the punch-list at its cost and expense and deduct or offset said cost and expense from the Base Monthly Rental reserved herein. If a punchlist item reasonably requires more than thirty (30) days to complete then Lessor shall commence correction within thirty (30) days and diligently pursue its timely completion. If the improvements to be constructed by the Lessor do not substantially meet the plans and specifications set forth in the attachments hereto and the Construction Documents, or as subsequently developed or amended by Change Order, and Lessor does not cure any such defect within sixty (60) days after notice from Lessee, Lessee may, but shall not be required to, cure such defect and offset the cost against its monetary obligations under this Lease.

  10.  Right to Access:

    10.1  Lessor's.  Upon at least 24 hour notice (except in an emergency), Lessee will allow Lessor or Lessor's agent free access at all reasonable times to the Demised Premises for the purpose of review and inspection of the Demised Premises or any property owned by or under the control of Lessor. Lessor shall have the right, at any time within six (6) months prior to the expiration of the Lease term, option term, or any option extension or renewal thereof, but not before, to place upon the Demised Premises any usual "To Let" or "For Lease" signs.

    10.2  Lessee's.  Lessee shall have twenty-four (24) hours per day, 365 days per year access to the Demised Premises and all parking.

  11.  Duties of Lessee Upon Termination:

    Upon termination of this Lease by expiration of its term or otherwise, Lessee shall quietly and peaceably quit and surrender possession of the Demised Premises to Lessor, in as good condition as when received, reasonable wear and tear excepted, together with all alterations, additions and improvements to the Demised Premises permitted under the provisions hereof to remain upon the said Demised Premises, and such possession shall be so surrendered without the necessity for any notice of demand therefore on the part of the Lessor.

    12.  Assignment:

    Lessee shall not assign, mortgage, or pledge any interest in the Demised Premises, without the prior approval of Lessor, expressed in writing, which said approval shall not be unreasonably withheld or delayed. Notwithstanding the above, any transfer by Lessee by merger, consolidation or liquidation or change in the ownership of Lessee, and any assignment by Lessee to a wholly-owned subsidiary or affiliate corporation, shall not constitute an assignment for the purposes of this Paragraph 12, but shall not release Lessee from liability hereunder, and Lessee will continue to be liable until released by Lessor or upon termination of this Lease. Lessor hereby consents to an assignment of this Lease to any entity to whom Lessee sells all or substantially all of its assets, provided that such entity expressly assumes all of Lessee's obligations hereunder, and provided further that Lessee shall not be released from liability hereunder in such event unless Lessor otherwise agrees in writing. Lessor further agrees that Lessee shall be entitled to sublease all or portions of the Demised Premises with Lessor's prior written consent (which consent shall not be unreasonably withheld or delayed), provided that such subletting is subject to the terms and provisions of this Lease and provided, further, that Lessee will continue to be liable until released by Lessor or upon termination of this Lease.

    13.  Subordination:

    Lessor represents and warrants to Lessee that Lessor is, or will be prior to the Commencement of Construction (as defined in Paragraph 31) of the Building, the sole owner in fee simple of the Demised Premises, and that on the date of Lessor's acquisition of title to the Demised Premises there are no mortgages or deeds of trust which encumber the Demised Premises. This Lease is subordinated at all times to the lien of any mortgages or deeds of trust hereafter placed upon Lessor's interest in the Demised Premises and upon the land or Demised Premises of which the Demised Premises are a part, or upon any other building hereafter placed on the property. Lessee covenants and agrees to execute and deliver, upon request of the Lessor, such further instruments evidencing such subordination as may be reasonably required by any such mortgagee or lender, title company or Lessor's counsel. This agreement to subordinate is expressly conditioned upon Lessor first obtaining from any such mortgagee or lender a written agreement that provides substantially the following:

      a.  As long as Lessee performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Lessee's rights under this Lease. Lessee, as a condition of subordination, will receive from Lender an attornment and non-disturbance agreement in a form reasonably acceptable to Lessee.

      b.  The provisions of this Lease concerning the disposition of any condemnation award, shall prevail over any conflicting provisions in the encumbrance.

      c.  Lessee shall attorn to any purchaser at any foreclosure sale, or to any grantee or transferee designated in any deed given in lieu of foreclosure.

    14.  Insurance:

    14.1  General Requirements.  At all times during the term of this Lease, Lessee, at Lessee's sole expense, shall maintain on the Building and improvements in which the Demised Premises are located, policies of insurance as referenced herein. All insurance coverage shall comply with the reasonable requirements of Lessor's lenders. All insurance policies maintained pursuant to this Paragraph shall be carried in favor of the Lessor, the Lessee, and any mortgagee or other secured party of the Demised Premises as their interests may appear. All insurance policies required herein shall be at the sole expense of the Lessee. All proceeds of any such insurance necessary to restore the Demised Premises shall be payable to Lessor and shall be applied to the restoration of said Building and Demised Premises to Lessee's satisfaction and to the extent provided in Paragraph 15, and any proceeds of such insurance remaining after such restorations shall belong to Lessee. All insurance shall be placed with companies that are mutually acceptable to Lessor, Lessee and Lessor's lender. Lessee shall provide Lessor with a certificate of insurance and provide Lessor with thirty (30) days' notice prior to making any significant changes in insurance with respect to the Demised Premises.

    14.2  Lessor's Physical Loss Insurance.  Lessee, at Lessee's sole expense, shall maintain on the Building and improvements in which the Demised Premises are located, a policy of insurance in an amount equal to at least 100% of the full replacement value thereof. Insurance coverage shall insure against the risks commonly covered by an "All Risk" or "Special Form" insurance contract. Earthquake and flood coverage will be provided only if required by Lessor's lender. Coverage will be provided for loss of rents sufficient to cover a period of twelve (12) months.

    14.3  Liability Insurance.  Lessor and Lessee shall each indemnify and hold the other harmless against all claims, demands and judgment for loss, damage or injury to property or persons resulting or accruing by reason of the use and occupancy of the Demised Premises and the sidewalks, parking areas, streets and ways in and/or adjacent thereto. Lessee shall procure and maintain, at Lessee's sole expense, a general broad form liability insurance policy, naming both the Lessor and the Lessee, against claims for injuries and/or damage to persons or property occurring in, upon, or about the Demised Premises. Such policy shall have a combined single limit coverage of not less than two million dollars ($2,000,000) during the first ten (10) years of the Initial Term and three million dollars ($3,000,000) thereafter.

    14.4  Combination Coverage.  Should Lessee desire to carry the coverage specified herein in combination with insurance on other property owned or controlled by Lessee, Lessee shall deliver certificates of insurance from a mutually agreeable insurance company, naming Lessee as insured, with Lessor and Lessor's lender named as additional insureds. Any coverage under this Paragraph must be acceptable to Lessor's lenders. All proceeds of any such insurance shall be applied to restoration of said Building and Demised Premises to Lessee's satisfaction, and any proceeds of such insurance remaining after such restoration shall belong to Lessee. In the event Lessee elects to provide insurance coverage as set forth in this Paragraph, Lessee shall provide Lessor with an appropriate assignment of proceeds certificate.

    14.5  Waiver of Subrogation Rights.  Lessor and Lessee do each release and relieve the other and their agents or employees from responsibility for and waive their entire claim of recovery for (i) any loss or damage to the real or personal property of either located anywhere upon the Demised Premises, arising out of or incident to the occurrence of any of the perils which may be covered by their respective casualty insurance policies, with extended coverage endorsements; or (ii) any loss resulting from business interruption insurance policy or by any loss of rental income insurance policy held by Lessor or Lessee. Each party shall cause its insurance carriers to consent to the waiver of all rights of subrogation against the other party.

    15.  Destruction or Damage of Premises:

    In the event the Demised Premises is destroyed or damaged by fire, earthquake or other casualty covered by the insurance required to be carried by Lessee pursuant to Paragraph 14 above, then Lessor shall proceed with reasonable diligence to rebuild and restore the Demised Premises or such part thereof as may be damaged. In the event the Demised Premises are destroyed or injured by casualty not covered by insurance and Lessee has not agreed to finance or locate financing for the amount not covered by insurance, or in the event the Demised Premises is damaged in excess of 50% of the full replacement value thereof, Lessor may, within sixty (60) days after such destruction or damage, notify Lessee in writing of its election to terminate this Lease, in which event this Lease shall terminate as of the date of such damage (to the extent Lessee shall have already paid rent for any time after the date of such termination, Lessor shall promptly refund such amount to Lessee). Notwithstanding any other provision to the contrary, in the event the Demised Premises are damaged to such an extent so as to require in excess of 270 days to rebuild or restore or are damaged during the last year of the term of this Lease, Lessee may, by notice to Lessor within sixty (60) days after determination of the extent of the damage, terminate this Lease as of the date of damage (to the extent Lessee shall have already paid rent for any time after the date of such termination, Lessor shall promptly refund such amount to Lessee). In the event this Lease is not terminated pursuant to the provisions of this Section 15, Lessor shall diligently pursue reconstruction and during the period of such rebuilding and restoration, rent hereunder shall be abated in the same ratio as the portion of the Demised Premises rendered for the time being unfit for occupancy shall bear to the entire Demised Premises, provided that in the event more than fifty percent (50%) of the Demised Premises is rendered untenantable, all rent hereunder shall be abated in full.

    16.  Taking of Demised Premises:

    If all of the Demised Premises shall be taken or appropriated for public or quasi-public use by right of eminent domain with or without litigation or transferred by agreement in connection with such public or quasi-public use, this Lease shall terminate as of the date possession is taken by the condemning authority. If any part (but less than all) of the Demised Premises shall be taken or appropriated for public or quasi-public use by right of eminent domain with or without litigation or transferred by agreement in connection with such public or quasi-public use, Lessee shall have the right at its option exercisable within thirty (30) days of receipt of notice of such taking to terminate this Lease as of the date possession is taken by the condemning authority; provided, however, that before Lessee may terminate this Lease by reason of any partial taking or appropriation as provided hereinabove, such taking or appropriation shall be of such an extent and nature as to materially impair Lessee's use of the Demised Premises. No award for any partial or entire taking shall be apportioned; provided, however, that nothing contained herein shall be deemed to give Lessor any interest in or to require Lessee to assign to Lessor any award made to Lessee for: (i) the taking of personal property and fixtures belonging to Lessee; (ii) interruption of or damage to Lessee's business; or (iii) Lessee's unamortized cost of leasehold improvements. In the event of a partial taking which does not result in a termination of this Lease, upon the date possession is taken by the condemning authority rent shall be abated in the proportion which the part of the Demised Premises so made unusable bears to the area of the Demised Premises immediately prior to the taking.

    17.  Indemnification:

    17.1  Lessee's Indemnification.  Lessor, its agents, employees, contractors and invitees, shall not be liable to Lessee or its agents, employees, contractors or invitees or to any third party for any damage to person or property caused by or arising from or in connection with any act, omission or negligence of Lessee. Lessee agrees to indemnify, hold harmless and defend Lessor, its agents, employees, contractor and invitees, from and against any and all liability claims, causes of action, damages, costs and expenses (including, without limitation, reasonable attorney's fees) arising from or in connection with any act, omission or neglect of Lessee or its agents, employees, contractors or invitees, or any breach or default under this Lease by Lessee, provided that the foregoing provision shall not be construed to make Lessee responsible for loss, damage, liability claims, causes of action or expenses resulting from injuries to third parties caused by the negligence or deliberate and intentional acts of Lessor or its officers, contractors, licensees, agents, employees or invitees.

    17.2  Lessor's Indemnification.  Lessee, its agents, shareholders, officers, employees, contractors and invitees, shall not be liable to Lessor or its agents, employees, contractors or invitees or to any third party for any damage to person or Demised Premises caused by or arising from or in connection with any act, omission or negligence of Lessor. Lessor agrees to indemnify, hold harmless and defend Lessee, its agents, shareholders, officers, employees, contractors and invitees from and against any and all liability claims, causes or action, damages, costs and expenses (including, without limitation, reasonable attorney's fees) arising from or in connection with any act, omission or neglect of Lessor or its agents, employees, contractors or invitees or any breach or default under this Lease by Lessor;

provided that the foregoing provision shall not be construed to make Lessor responsible for loss, damage, liability claims, causes of action or expenses resulting from injuries to third parties caused by the negligence or deliberate and intentional acts of Lessee or its officers, contractors, licensees, agents, employees or invitees.

    17.3  Survival of Obligation.  Lessor's and Lessee's obligations under this Paragraph 17 shall survive any expiration or termination of this Lease or any extension thereof.

    18.  Sale of Property by Lessor:

    Lessor reserves the right, at its sole option, to sell the property on which the Demised Premises leased hereunder is situated, or any portion thereof, subject to the provisions of this Lease and the rights of Lessee hereunder, and subject to Lessor's compliance with this Paragraph 18. In the event Lessor decides to sell the Demised Premises, Lessor shall advise Lessee in writing of the sale price and terms. Lessee shall have 60 days within which to respond and negotiate, and Lessor agrees to negotiate in good faith with Lessee during such 60 day period. If agreement is not reached, Lessor may sell to a third party within the following 12 months so long as the price is not more than 5% below Lessor's initial offer price, but if such sale is not closed within such 12 month period, or if such sale is at a price more than 5% below Lessor's initial offer price or is concluded on terms materially more favorable than the terms set forth in Lessor's initial offer, Lessee's rights under this Paragraph 18 shall remain in full force and effect. Provided Lessor complies with this Paragraph 18, Lessee agrees to recognize the purchaser of such Demised Premises as Lessor hereunder following any such sale, as if said party had executed this Lease as Lessor in the first instance.

    19.  Estoppel Certificate:

    Upon request by Lessor, Lessee shall execute and deliver to Lessor (or any purchaser, lender or other interested party designated by Lessor) an estoppel certificate which shall provide the following information and such other information as Lessor shall reasonably request: (a) the date on which this Lease was executed and the date on which the term of this Lease expires; (b) the amount of the minimum monthly rent; (c) the date to which rent has been paid; (d) the fact that this Lease is in full force and effect (or if not, stating the reasons therefor); (e) that all required contributions by Lessor for improvements to the Demised Premises have been made (or if not made, the nature of any outstanding required contributions by Lessor); (f) that Lessor is not known to be in default under the Lease (or if Lessor is in default, the nature of the default); and (g) that Lessee is not entitled to any offset or deduction with respect to rent payable pursuant to this Lease or, if Lessee is so entitled, the amount and nature of such right of offset or deduction.

    20.  Trade Fixtures:

    Lessee may install such trade fixtures and equipment as it deems appropriate for its business, and at the termination of this Lease may remove same, provided such removal may be accomplished without material injury to the Demised Premises and further provided that Lessee shall repair all damages resulting from any such removal, excepting normal wear and tear. All fixtures not removed within fourteen (14) days of the termination date of this Lease shall, at Lessor's option, become the property of Lessor or, at Lessor's option, Lessor may cause the same to be removed to storage at any public or private place of storage at the cost of and at the risk of the Lessee.

    21.  Remodeling or Alterations:

    Lessee may make any non-structural alterations or improvements in, or additions to, the Demised Premises as may be required for its business purposes without consent of Lessor if such alterations cost less than $25,000 in any one instance. Any such alterations which will cost more than $25,000 in any one instance, and any structural alterations, shall require the prior written consent of the Lessor. Such consent shall not be unreasonably withheld or delayed.

    Alterations and improvements made by Lessee shall become the property of the Lessor at the termination of this Lease, except those alterations and improvements as may be removed by Lessee without material damage to the Demised Premises. In the event of any such removals, Lessee shall, at its expense, repair all damage. All remodeling and alterations shall be in accordance with all applicable fire, safety, zoning and building codes and regulations, and Lessee shall, at its expense, secure all necessary permits and inspections in connection therewith. All work to be performed pursuant to this Paragraph shall be done in a good and workmanlike manner, and when completed shall be free and clear of all claims or liens. Nothing herein contained shall be construed to authorize or empower Lessee to encumber the Demised Premises with any kind or form of lien. If any liens or other priority claims shall be filed against the premises or any part thereof (except liens or priority claims incurred by Lessor), Lessee will at its own cost and expense within thirty (30) days after the same are filed, secure the Lessor against the same by payment, bonding, or otherwise, provided, however, that nothing herein contained shall prejudice the rights of Lessee to contest to a final judgment or decree respecting any such lien.

    22.  Quiet Enjoyment by Lessee:

    Upon performing all of its duties and obligations hereunder in accordance with the terms and conditions of this Lease, Lessee shall be entitled to quietly and peaceably have, hold, occupy, possess, and enjoy the Demised Premises during the term hereof, without hindrance or ejection by persons lawfully claiming under Lessor.

  23.  Notices:

    All notices hereunder shall be in writing and deemed given when personally delivered to the receiving party or five (5) business days after deposited in the United States Mail, postage fully prepaid, by certified mail, return receipt requested, addressed to such other party as follows:

Notices to Lessor:	Glacier Partners Suite 300 700 Ironwood Drive Coeur d'Alene, Idaho 83814 Attn: Stephen Meyer and Charles Nipp
Notices to Lessee:	Prior to Commencement Date:
Advanced Input Devices, Inc. Attn: Chief Financial Officer W. 250 AID Drive Coeur d'Alene, Idaho 83814
After Commencement Date:
[To the Address of the Demised Premises] Attn: Chief Financial Officer

  24.  Attorney's Fees:

    Should either party commence an action or arbitration against the other to enforce any obligation hereunder, the prevailing party shall be entitled to recover actual costs and a reasonable attorney's fee from the other.

  25.  Successors and Assigns:

    Subject to the provisions of Paragraph 12 hereof pertaining to assignments and subletting, all terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon the Lessor, Lessee and their respective successors and assigns, and upon any person or persons coming into ownership or possession of any interest in said Demised Premises by operation of law or otherwise.

  26.  Hazardous Substances:

    26.1  Lessor's and Lessee's Obligations.  Lessor shall indemnify, hold harmless and defend Lessee, its shareholders, officers, employees, agents, contractors and invitees from and against any and all claims, liabilities, losses, damages, cleanup costs, and expenses (including reasonable attorney's fees) arising out of or in any way related to the keeping or release of, existence or claim of existence of, or claim of injury or damage resulting from, Hazardous Materials (as defined below) in, on or under the Demised Premises as of the date of initial occupancy by Lessee under this Lease or any extension thereof.

    Lessee shall not use the Demised Premises to generate, manufacture, treat, store, release or dispose of any Hazardous Material, except as may be necessary for Lessee's business operations. Lessor agrees that Lessee may so use Hazardous Materials, provided that all such materials shall be used, kept and stored in compliance with applicable law and in a manner that minimizes the likelihood of releases on, in, above, under or from the Demised Premises.

    The term "Hazardous Material" shall mean any hazardous or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (45 CFR 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto), petroleum products and their derivatives and such other substances, materials and wastes as become regulated or subject to clean-up authority under any state, federal and local statutes, regulations and ordinances relating to the protection of human health and the environment.

    Lessee shall indemnify, hold harmless and defend Lessor regarding all Hazardous Material problems which occur or arise in, on or under the Demised Premises after the date of initial occupancy by Lessee under this Lease to the extent that Lessee is the cause of the Hazardous Material problem. For the purposes of this Paragraph, Hazardous Material problems shall be deemed to occur on the date of the activity giving rise to such problems and not the date of discovery.

    26.2  Survival of Obligation.  The provisions of this Paragraph 26 shall survive the expiration or termination of this Lease with respect to any event occurring prior to such expiration or termination.

  27.  Signage:

    Lessor hereby approves the installation of architecturally reasonable exterior signs. Final design of any such signs are subject to prior approval by Lessor prior to installation, such approval not to be unreasonably withheld. Upon termination or expiration of this Lease agreement, Lessee shall be permitted to remove the signage.

  28.  Compliance with Laws:

    Lessor and Lessee agree that each shall be in compliance with all applicable federal, state and local laws and regulations relating to the Lease of the Demised Premises. Lessor shall provide Lessee with a facility that complies with and incorporates all building-related access and other requirements of the Americans with Disabilities Act and all regulations promulgated thereunder (the "ADA"). Subject to Lessor's compliance with the preceding sentence, during the term of this Lease Lessee agrees to promptly meet all requirements of the ADA at its sole expense.

  29.  No Waiver:

    A failure by either party to promptly enforce any right or remedy arising from a breach or event of default shall not be deemed a waiver of such right or remedy or of any subsequent breach or event of default.

  30.  Memorandum:

    At the request of either of the parties hereto, the parties shall execute a memorandum of this Lease to be recorded in the public records of the county where the Demised Premises is situate, disclosing the parties to this agreement, its term, and a reference to the purchase rights of Lessee hereunder, and such other information as the parties may deem appropriate for disclosure in the public records.

  31.  Time; Termination Option:

    Time is of the essence in this Lease. Lessee and Lessor shall provide in a timely manner all Lessee information and decisions required for the completion of the schematic design phase by March 4, 1998 and completion of the Construction Documents by the Project Architect on or before May 15, 1998. Lessee shall have five (5) business days after receipt of said plans for review and approval.

    Attached hereto as Exhibit F is a schedule and timeline summarizing the milestones and major activities to be undertaken by the parties under this Lease; provided, however, that in the event of a conflict between Exhibit F and the terms of this Lease, the terms of this Lease shall control.

  32.  Change Orders:

    The Base Monthly Rental set forth in Paragraph 3.1 is based on construction costs of the Demised Premises pursuant to the plans and specifications attached and Exhibit "D," the Development Budget.

    Should Lessee on its own initiative make changes to the plans and specifications during the design phase without an offsetting cost reduction, the Development Budget shall be changed by mutual agreement of Lessor and Lessee and the rent changed accordingly.

    Should Lessee on its own initiative make changes to the plans and specifications after the Construction Documents, Lessor's construction financing and the construction contracts are complete without an offsetting cost reduction, the Development Budget shall not be changed, and any increased costs arising out of such changes shall be financed by Lessee.

    All Change Orders shall be in writing and signed by both Lessor and Lessee before they become effective. Change Order charges will be based upon the actual purchase cost of Lessor plus 11% of the purchase cost, representing six (6%) percent contractor's fees (based on purchase cost) and Five (5%) percent Idaho State sales tax (computed on purchase cost plus contractor's fee). If a Change Order initiated by Lessee extends the time of completion of the project, Lessor and Lessee shall negotiate in good faith with respect to any corresponding increase in compensation due to the General Contractor arising out of an increase in the General Contractor's general conditions.

  33.  Future Improvements:

    Should Lessee desire to construct improvements at its expense, Lessee shall be permitted to select a contractor of its choice to make said improvements, subject to the consent of Lessor, said consent not to be unreasonably withheld or delayed. All provisions regarding codes, permits and liens referenced in Paragraph 21 shall apply to improvements constructed by Lessee.

  34.  Reimbursement of certain development costs to Lessee:

    By March 1, 1998, the Lessee will assign its contracts with the project architect to the Lessor. After March 1, 1998, Lessor is obligated to fund all development costs in accordance with this Lease and the Development Budget. Onor before March 27, 1998, the Lessor will reimburse the Lessee the actual amounts spent by Lessee with respect to the period prior March 1, 1998 in connection with this Lease and this project, including but not limited to architectural, industrial design, legal and project management to date. Lessee will contract directly for industrial engineering and project management services. After March 1, 1998 lessor shall reimburse Lessee for such costs. The amounts to be reimbursed are part of the budget line items shown on the Development Budget.

  35.  Arbitration of Construction Disputes:

    (a) If a dispute arises between the parties with respect to construction of the Building, and if such dispute is not resolved between the parties within 30 days, the dispute shall be subject to and decided by arbitration in accordance with the Construction Arbitration Rules of the American Arbitration Association. A party may bring no arbitration on a construction dispute against the other unless the dispute has been properly raised and the parties have attempted in good faith to resolve the dispute during such 30 day period.

    (b) Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the dispute has arisen. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.

    (c) Unless the parties agree otherwise, the arbitration hearing shall be conducted in Coeur d'Alene, Idaho, before a panel of three arbitrators selected in accordance with the above rules. The arbitrators shall not be empowered to grant exemplary or punitive damages. The parties shall apply to the arbitrators for relevant discovery under the Idaho Civil Rules, which the arbitrators shall be authorized to order. Upon request of either party, the arbitrators' written decision shall include an explanation of the factual and legal grounds for the decision.

    (d) Within 15 days of receipt of the written opinion, a party will have the right to file with the arbitrators and serve on the other parties a written motion to reconsider. The arbitrators may request the non-moving or responding party to file a written response within 10 days after receipt of that request, and the arbitrators thereupon will reconsider the issues raised by the motion and response (if any) and either confirm or alter their decision, which will then be final, binding and conclusive upon the parties. The costs of such a motion for reconsideration and written opinion of the arbitrators, including attorneys' fees, will be awarded against the moving party if it does not prevail.

    (e) The award rendered by the arbitrators shall be final, and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

    (f)  Any arbitration arising out of or related to this Lease shall, upon demand of any party, include by consolidation, joinder, or third-party claim, any other party involved in a common question of law or fact, whose presence is required if complete relief is to be accorded in arbitration, or who is alleged to be liable to a party for all or part of a claim in the arbitration.

  36.  Entire Agreement

    This Lease and all exhibits, addenda and attachments hereto represents the entire agreement between the parties, supersedes all prior discussions and agreements between the parties, and may be modified or amended only by written instrument signed by both parties. This Lease shall not be construed or interpreted as if drafted by either of the parties, it being negotiated in an arm lengths transaction.

    DATED this 6th day of MARCH, 1998.

LESSOR: Glacier Partners
By:	/s/ STEPHEN F. MEYER Stephen F. Meyer General Partner
By:	/s/ CHARLES R. NIPP Charles R. Nipp General Partner
LESSEE: Advanced Input Devices, Inc.
By:	/s/ MICHAEL P. WILSON Michael P. Wilson Vice President—Finance

Exhibit A

Legal Description

The description below covers the whole 20+ acre parcel. The AID site is the western 13 acres. A new exact Legal Description will be added to the Lease by Amendment when it is available.

The Southeast quarter of Section 26, Township 51 North, Range 4 West, Boise Meridian, Kootenai County, Idaho, lying West of the West right of way of Highway 95, taken by condemnation recorded in Book 72 of Miscellaneous Records, page 749, recorded October 5, 1979;

EXCEPT that portion conveyed and dedicated for a public roadway by Right of Way Deed recorded May 4, 1992, as Instrument No. 1257175, Kootenai County, Idaho records;

AND EXCEPT that portion thereof which lies within the Plat of SILVER PARK, according to the Plat recorded in Book "G" of Plats, page 23, records of Kootenai County, Idaho.

Exhibit B

Building Standards and Specifications

The base rent includes the building site, site improvements, building of approximately 100,000 square feet and interior improvements.

Scope of Work

    In general, Lessor will provide a complete usable, code-approved, mutually acceptable facility, ready for Lessee's business use.

Earthwork

    Excavate and grade for the building, roadways, parking areas, walks, etc. to achieve the results shown on the Site Plan. All structural fill compaction shall be tested by a Civil Engineering Consultant to assure compaction to the design requirements. Positive drainage shall be maintained for the entire lot area. Grassy swales conforming to the 208 aquifer rules will be required.

Foundation Work

    All footing and foundation work shall consist of poured-in-place reinforced concrete with a minimum 28-day strength of 3,000 psi and poured with a maximum slump of 4". All footings must rest on undisturbed virgin soil or, on engineered structural fill, and be a minimum of 2'-6" below finished grades. Exterior foundation pad as required for nitrogen tank.

Structural System

    The building structural system shall be 5-1/2" concrete tilt-up walls, 23' maximum height from finished floor with steel columns and bar joists.

Floor Construction

    All floors that are slab on grade shall be 4" poured-in-place concrete placed over a well-compacted and properly drained base as recommended by soils engineer. Control joints shall be placed as required. Provide an eight inch (8") thickened slab with isolation control joints under stamping equipment; total of two (2) 10' x 10' areas.

Roof Construction

    The roof will be steel bar joists and joist girders designed for a deflection of L/360. The BC is L/240. Steel deck with 40 psf live load.

Roofing

    The roofing shall be a single ply membrane J. P. Stevens EP product or equal. Ship ladder access from below to roof shall be provided. Provide $6,000 allowance for walkway surface around roof-top equipment.

Exterior Walls

    All exterior walls will be concrete with elastomeric paint.

1

Windows and Storefronts

    Commercial windows equal to N.W.A. 1500 Series with thermal break with 1" insulated glass. Interior window opening will be wrapped in sheetrock on three sides with a plastic laminate sill. No operable windows. Glass shall have a blue/green tint. Double glass entrance doors with vestibule at main entrance. Windows will be located around perimeter of the building. The budget is based on 500 lf of windows 5' high and 100 lf curtain wall at 9' high.

Window Coverings

    Levelor window coverings are to be provided at west and south side windows and eight executive offices.

Doors

    Standard interior doors shall be 1 3/4" x 3' x 7' flush, solid-core with a stain and lacquer finish in the office area and same size painted hollow metal in the lab/manufacturing areas. Vision panels shall be included in 2/3 of the hollow metal doors. Six (6) conference rooms shall each have one 1'-0" x 7' relite next to the door.

    Doors will be hung in hollow-metal steel frames.

    Hardware shall be "Schlage" S-series or equal, commercial grade with a brushed stainless steel finish #626, or equal. Closures, "Norton 1603", or equal, shall be installed where required by building regulations or use requirements.

Walls

    Standard interior walls constructed of steel studs @24" o.c and 5/8" taped, light-textured, and painted gypsum board. Smooth wall finish may be specified where desired and the extra cost added to the budget.

    Sound attenuation batts in all office interior walls and ceiling.

    No demountable partitions are included

Upgraded Allowances—interior

    The budget has an upgrade allowance of $10,800.00 for the conference/boardroom which includes ceiling, wall finishes, carpet, lighting and cabinets. The budget has an upgrade allowance of $30,000.00 for the reception area which includes ceiling, wall finishes, carpet, lighting and cabinets.

Insulation

    Fiberglass insulation shall be installed to form a complete thermal envelope around all conditioned space. Thermal characteristics shall meet code and at a minimum equal the following:

Roof Areas	R-30
Exterior Walls	R-11
Acoustical @ Walls	3"

Restrooms

    Restrooms in the office and lab/manufacturing area shall have ceramic tile four feet high on all exposed walls and floors. Toilet room partitions shall be plastic laminate "Advantage" or equal. Each restroom shall have a floor drain.

2

Floor Coverings

    Office: 28 oz level loop nylon with 4" rubber base. Allowance of $14/sq. yd. plus install and trim.

    Lab/mfg areas: Armstrong Standard Excelon VCT or equal, or sealed concrete specified. ESD tile is not in the present thinking. The tile selection is subject to AID's approval.

    Restrooms: Ceramic tile with tile base.

Ceilings

    Acoustical 2 x 4 in a t-bar grid with flat Armstrong "Cortega" or equal tile. 15,000 sf of area will have vinyl coated 2' x 4' ceiling tile. Lobby and Briefing Center shall use 2' x 2' tegular tile which is included in the upgrade allowance for the reception area.

Painting

    Painting materials shall be equal to "Pratt & Lambert", "Benjamin Moore", "Columbia" or "Olympic". All interior gypsum board shall be given two (2) coats; a primer and a finish coat of latex eggshell finish. Final coat shall "cover" completely. Painted structure in open stockroom/storage area. Enamel paint on hollow metal doors and frames.

    Interior doors shall be finished to a smooth surface with stain and lacquer.

Electrical

    All electrical work shall be designed and built in accordance with the latest revisions of the National Electrical Code using materials approved by the National Board of Fire Underwriters.

    120/208 and 277/480 three phase power will be supplied as required. Standard is three outlets per room for offices and conference rooms. Any special outlets for the offices and conference rooms must be identified during the interior design phase; there will be no additional cost for special outlets identified during the design phase. Service entrance panel shall be 2000 Amp., 277/480 - 3 phase, Siemens ITE or equal. Approximately twenty four (24) 200 Amp sub panels will be located throughout the manufacturing area. An allowance of $65,000 is included in the budget for additional electrical distribution and wiring or hook up of Lessee's equipment.

Lighting

    2 x 4 recessed fixtures in the ceiling grid. Standard will be 3 tube flat lens fixtures (Columbia 2J340-8 EXA-120W EQ4) assembly or equivalent. In addition, there will be parabolic reflector fixtures and indirect lighting fixtures in some manufacturing and office areas. The budget includes an upgrade allowance of $150,000.00 for lighting. This $150,000.00 is included in the line item in the Development Budget under Special Construction—Clean Room—ESD Tile, which totals $550,000.00.

    The parking area shall be lighted with pole-mounted shoe box type fixtures yielding between 1 and 2 footcandles minimum.

Plumbing Work

    All plumbing work shall be installed in compliance with the applicable ordinances of the State of Idaho. The water and sewer services shall be connected to the municipal mains. The water service line shall be located a minimum of 4' below finished grade. Waste and vent lines shall be PVC or ABS.

    Interior water piping shall be copper and shall be sized to provide adequate pressure at all points.

3

    Plumbing fixtures shall be equal to the following:

    Water closets: China, wall mounted w/ flush valve tank-type,
    Lavatory: China, oval, Briggs 6505 or equal
    Urinal: Briggs Lawton 7550 or equal
    Sink: Stainless steel, Moen or Polar, size per plans
    Drinking Fountains: Refrigerated wall mount
    Exterior hose bibs, key type, frost free
    3 Janitor sinks
    Floor drains with trap primers in the restrooms

Heating & Air Conditioning

    All building areas shall be heated and air conditioned with roof-top equipment. These systems shall meet, or exceed, the following criteria:

    a.  General

    1.
    Maintain uniform indoor temperature of 72 degrees, plus or minus 1-1/2 degrees in the conference rooms and plus or minus 2 degrees in the rest of the building.

    2.
    Provide economizers for outside fresh air mix.

    3.
    Provide controls and timeclocks, provide continuous air circulation during business hours and night setbacks as required.

    4.
    All equipment shall be "Carrier" or equal. The systems shall be properly engineered and installed to meet all ASHRAE standards and the UBC.

    5.
    Fire extinguishers, of number and size as required, shall be mounted where directed by local Fire Department officials.

    b.  Thermal Zoning

    All occupied spaces shall be provided with enough control zones to assure uniform space temperature and occupant comfort. Perimeter zones at the exterior walls of the building shall be separated according to their respective exposure. Perimeter spaces shall not be combined with interior spaces into the same control zone. Provide separate zone(s) for up to three corner offices. The floor plan of the office and conference rooms shall be centralized to maximize the efficiency of control zones.

    c.  HVAC Acoustical Design Guidelines

    The HVAC systems shall perform to the following Noise Criteria:

Executive Offices	NC35
Conference Rooms	NC35
General Office Areas	NC40
Restrooms	NC45
Manufacturing	NC45

    HVAC equipment shall be located next to columns of structural steel system to minimize vibration on occupied floors. Equipment vibration, as measured at bearing locations, shall not exceed manufacturers recommendations or limits.

4

    d.  Filtration

    All HVAC systems shall be filtered using a filter efficiency of not less than 30%, based upon ASHRAE Standard 52-76.

    e.  Ductboard and Duct Liner

    Ductboard and Duct Liner will be utilized for about 10' on both the supply and returns for noise reduction in non-critical areas. Ductboard and Duct Liner will not be used in elastomer, screen shop and membrane; a total of 11,500 sf.

    f.  Clean room allowance

    The budget includes an allowance of $300,000 for special HVAC for the Elastomer shop, Screen shop, Fab shop, Membrane shop and UV clean room. This $300,000 is included in the line item of the Development Budget under "Special Construction—clean room and esd tile—$550,000". Lessor and Lessee will work diligently to accomplish the target specifications shown in exhibit "B-1".

    g.  Record Documents

    At the end of Project, provide two sets of "as-built" prints, one set of reproducible "as-built" drawings and AutoCAD.DWG files on electronic media. Also provide three complete sets of operating and maintenance, and parts lists for all equipment, bound in three-ring binders. Also provide a "Valve Tag List" indicating all shutoff valves; provide brass or plastic valve tags at all shut-off valves on the "Valve Tag List".

    Operating sequences for all systems are required to be provided in written form as a part of the operating instructions for the Project.

    g.  Maintenance

    All mechanical systems shall be readily accessible and designed for ease of maintenance.

Parking Areas

    Parking shall be provided as described in the lease agreement.

    Phase 1: 85,000 sf of building with 475 carparks
    Phase 2: 40,000 sf of building with 225 carparks

    All parking areas shall be surfaced with 2" asphalt paving laid over 4" of compacted grade rock, or as mutually agreed to by Lessor, Lessee and Soils Engineer. Drain to grassy swales.

    Mark individual parking spaces with 4" wide painted lines. Provide parking spaces for the handicapped as required by Codes.

Landscaping

    All areas of the property shall be attractively landscaped—either natural or created. The office entrance area shall have a plaza of approximately 500 square feet with adjacent planting.

    Certain spaces, including all areas immediately surrounding the building, shall be provided with irrigation, grass and shrubbery. Other areas, including those containing existing trees and rock formations, shall remain in the natural state with the trees trimmed and fallen branches removed. Care shall be taken to retain existing trees where possible.

    Some small areas shall be designed for flower beds for seasonal planting.

5

Irrigation

    A clock-operated, automatic underground sprinkler system shall be installed to adequately irrigate all sod areas and flower beds. Pop-up heads shall be provided to place water uniformly and to avoid overspray.

    The time clock shall be exterior in a weather tight steel enclosure.

Signing

    The Development budget includes a $12,000 allowance for exterior signage.

Fire Sprinkler System

    The entire building shall be fire sprinklered at ordinary hazard densities.

Fire Alarm System

    The fire alarm, burglar and access control systems are yet to be specified. A $25,000 allowance is in the Development Budget for fire, burglar or access control (card key) systems.

Security System

    Card key system at each exterior entrance plus two internal doors. System shall be adequate for 500 - 600 cards.

6

Exhibit B-1

    Elastomer Shop, Screen Shop, Fab Shop and Membrane Shop (13,500 sf)

Temperature range	70F +/- 2F
Humidity range	45% +/- 5% RH
Noise level	NC 40 to 45
Occupant ventilation	50 cfm per person (due to potential room contaminants)

    The HVAC units shall supply a minimum of 15 air charges per hour to maintain room cleanliness. Provide a minimum of one low wall return grille on two opposite sides of each shop (i.e. total of two return grilles per shop). Filtration in the HVAC unit shall consist of four inch thick Farr 30/30 filters. No duct liner is allowed in the supply or return duct for these spaces. Maintain a positive pressure relationship between the corridor and the shop.

    The base system for each shop shall include an air-side economizer. Humidification shall be achieved with duct mounted or wall mounted humidifiers. The humidifier must be sized to maintain humidity levels with the economizer in use.

    An alternate system for each shop would be with no air-side economizer and smaller humidifiers provided that calculations show this as a lower operating cost. Low ambient control on the HVAC units would be required for this option.

UV Clean Room (700 sf)
Temperature range	70F +/- 2F
Humidity range	45% +/- 5% RH
Noise level	NC 55
Occupant ventilation	50 cfm per person (due to potential room contaminants)

    The HVAC system shall provide 50% ceiling coverage with 99.99% HEPA filters to maintain room cleanliness. HEPA filter airflow's shall be 90 feet per minute (+ 10% or - 5%). Provide continuous low wall return openings on two opposite sides of the room (preferably with a room dimension not more than 20 feet wide placing the return openings not more than 20 feet apart). Filtration of outside air at the HVAC unit shall be with 30% pre-filters and 95% filters prior to having this air pass through the HEPA filters. No duct liner is allowed in the supply or return duct for these spaces. Maintain a positive pressure relationship of 0.05 in. w.c. between this room and any adjacent space. No air-side economizer is allowed for this system. Provide low ambient control on the HVAC unit(s). Humidification shall be accomplished with a duct mounted humidifier(s). The humidifier(s) shall be direct steam injection via self-contained canister or a boiler and insertion tube. A pan type humidifier shall not be used and no chemicals shall be allowed to enter the air stream (to eliminate airborne contaminants).

    The gowning room shall meet the above criteria except that the ceiling filter coverage shall be at 20% and humidification is not required (verify that humidity may be deleted).

Exhibit C

Site Plan

[DIAGRAM OMITTED]

Exhibit D

Development Budget

ADVANCED INPUT DEVICES

New facility development budget
Revised 3/14/97, 5/22/97, 9/17/9, 1/24/98, 2/23/98
Phase one - 85,000 sf, 475 carparks

	Cd'A Tech Center
	Cost	Totals
Land—13 ac	$1,236,585	$1,236,585
ARCHITECTURAL & ENGINEERING
Building architectural, structural, & fire	$92,970
Civil	$20,000
Mechanical and Electrical	$15,000
Landscape Design	$4,000
Reimbursables	$8,000
Subtotal building arch & engr	$139,970
Programming	$28,000
Office space planning	$0
Manufacturing/assembly design	$35,000
Subtotal AID internal layout	$63,000
Subtotal Design		$202,970
CONSTRUCTION SITE
Site Work—cut & fill	$0
Mineral Dr. revision (if req'd)	$50,000
Construction	$4,216,020
Special construction—clean rm, esd tile	$550,000
5/17 add: walkway, elect, sign, security	$86,130
Building permit	$15,660
Testing, Insp. & Utility Connections	$25,000
Subtotal—construction hard costs		$4,942,810
FINANCING
Const & permanent costs & fees	$191,446
Construction Period Interest	$189,660
Subtotal		$381,106
MISCELLANEOUS
Title Insurance	$6,960
Construction Bond	$0
Sewer cap fee & misc. Conn. Fees	$35,000
Builder's Risk Insurance	$13,050
Legal and Accounting	$25,000
Subtotal		$80,010
PROJECT ADMINISTRATION
Developers office OH allocation	$50,000
Project Management	$265,000
Reimbursables	$11,000
Subtotal		$326,000
CONTINGENCY
Construction & design Contingency	$100,000	$100,000
TOTAL DEVELOPMENT COST		$7,269,481

Exhibit D-1

Development Cost Report

ADVANCED INPUT DEVICES

Cost Report

	Original Budget	Approved Revisions	Approved Revised Budget	Amount Previously Requested	Current Request	Total Request To Date	Balance to Complete	Current Revised Estimate	Variance to Approved Revised Budget
LAND

Subtotal	0	0	0	0	0	0	0	0	0
ARCHITECTURAL & ENGINEERING
Building Architectural, Structural and Fire
Civil
Mechanical and Electrical
Landscape Design

Subtotal Building Architectural & Engr.	0	0	0	0	0	0	0	0	0
Programming
Office Space Planning

Subtotal A.I.D. Internal Layout	0	0	0	0	0	0	0	0	0

Subtotal Design	0	0	0	0	0	0	0	0	0
CONSTRUCTION SITE
Site Work—Cut & Fill
Clearwater Loop Revisions
Construction
Special Construction—Clean Room, esd tile
Building Permit
Testing, Inspections and Utility Connections

Subtotal	0	0	0	0	0	0	0	0	0
FINANCING
Construction and Permanent Costs and Fees
Construction Period Interest

Subtotal	0	0	0	0	0	0	0	0	0
MISCELLANEOUS
Title Insurance
Construction Bond
Sewer Cap Fee and Miscellaneous Connection Fees
Builder's Risk Insurance
Legal and Accounting

Subtotal	0	0	0	0	0	0	0	0	0
PROJECT ADMINISTRATION
Developers Office OH Allocation
Project Management
Reimbursables

Subtotal	0	0	0	0	0	0	0	0	0
CONTINGENCY
Construction & Design Contingency

Subtotal	0	0	0	0	0	0	0	0	0

TOTAL DEVELOPMENT COST	0	0	0	0	0	0	0	0	0

Exhibit D-2

Rental Increase Schedule

Lease Year	Development Budget(1)	Initial Annual Rent Multiplier	Rent Escalation Factor(2)		Adjusted Annual Rent Multiplier(3)		Annual Rent(4)	Monthly Rent
1	$7,269,481.00	0.09825	1.0000	=	0.098250000	=	714,226.51	59,518.88
2	$7,269,481.00	0.09825	1.0000	=	0.098250000	=	714,226.51	59,518.88
3	$7,269,481.00	0.09825	1.0000	=	0.098250000	=	714,226.51	59,518.88
4	$7,269,481.00		1.0135	=	0.099576375	=	723,868.57	60,322.38
5	$7,269,481.00		1.0135	=	0.100920656	=	733,640.79	61,136.73
6	$7,269,481.00		1.0135	=	0.102283085	=	743,544.94	61,962.08
7	$7,269,481.00		1.0135	=	0.103663907	=	753,582.80	62,798.57
8	$7,269,481.00		1.0135	=	0.105063369	=	763,756.17	63,646.35
9	$7,269,481.00		1.0135	=	0.106481725	=	774,066.88	64,505.57
10	$7,269,481.00		1.0135	=	0.107919228	=	784,516.78	65,376.40
11	$7,269,481.00		1.0135	=	0.109376138	=	795,107.75	66,258.98
12	$7,269,481.00		1.0135	=	0.110852716	=	805,841.71	67,153.48
13	$7,269,481.00		1.0135	=	0.112349227	=	816,720.57	68,060.05
14	$7,269,481.00		1.0135	=	0.113865942	=	827,746.30	68,978.86
15	$7,269,481.00		1.0135	=	0.115403132	=	838,920.88	69,910.07
16	$7,269,481.00		1.0135	=	0.116961074	=	850,246.31	70,853.86
17	$7,269,481.00		1.0135	=	0.118540049	=	861,724.63	71,810.39
18	$7,269,481.00		1.0135	=	0.120140339	=	873,357.91	72,779.83

(1)
Development Budget may be adjusted per Sections 3.1 of the Lease.

(2)
Rental increases are per Section 3.2 of the Lease.

(3)
Adjusted Annual Rent Multiplier is the product of the prior year Adj. Annual Rent Multiplier times 1.0135

(4)
Annual rent is the product of the Adjusted Annual Rent Multiplier times the Development Budget.

Exhibit E

Form of Commencement Date Letter

     THIS COMMENCEMENT DATE LETTER is made on            between GLACIER PARTNERS ("Landlord") and ADVANCED INPUT DEVICES, INC. ("Tenant"), who entered into a Lease dated             , 199  ("Lease"), covering certain premises located at                    , Coeur d'Alene, Idaho, as more particularly described in the Lease. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

The parties to this letter hereby agree to confirm the Commencement Date, the expiration date and the initial annual rental rate of the Lease term as follows:

    (a) The Commencement Date of the Lease is               , 199 ;

    (b) The expiration date of the initial term of the Lease is                    ; and

    (c) The initial annual rental rate determined under Section 3.1 of the Lease is $          per year, and the initial Base Monthly Rental payments shall be $          per month.

LANDLORD:	TENANT:
GLACIER PARTNERS	ADVANCED INPUT DEVICES, INC.
By	By
Print Name	Print Name
Its	Its

Exhibit F

LEASE AMENDMENT #1

The Parties:	Advanced Input Devices, Inc., hereafter called the LESSEE, and Glacier Partners, hereafter called the LESSOR.
The Lease:	The lease dated February 27, 1998
The Premises:	Approximately 13 acres of real property, including a building and improvements to be built by Lessor of approx 85,000 square feet situated U.S. 95 & Wilbur Ave., Kootenai County, Idaho
This Amendment:
This amendment #1 changes the name of the lessor, replaces the legal description in Exhibit A, adds a new version of Exhibit D—construction budget, and adds a cross-use easement on the east side of the property.
The Changes:	1) The lessor has changed business form from Glacier Partners to Glacier 600, LLC.
2) The legal description in Exhibit A is replaced by the new one attached.
3) The current construction budget is amended to $6,815,523 and shown in the revised Exhibit D—Development Budget.
4) The development budget cost report format is changed and shown in revised Exhibit D-1.
5) A cross use easement is added as Exhibit G.

All other terms and conditions of the lease remain the same.

for the LESSEE: ADVANCED INPUT DEVICES		for the previous LESSOR: GLACIER PARTNERS
/s/ MICHAEL P. WILSON Michael P. Wilson Vice President—Finance	11/2/98 date	/s/ STEPHEN F. MEYER Stephen F. Meyer General Partner	10/30/98 date
for the new LESSOR: Glacier 600, LLC
/s/ STEPHEN F. MEYER Stephen F. Meyer Managing Member	10/30/98 date

Exhibit A
(Revised with Amendment #1)

Legal Description

That portion of the Southeast Quarter of Section 26, Township 51 North, Range 4 West Boise Meridian, Kootenai County, Idaho.

COMMENCING at the Center Quarter corner of said Section 26 (from which the East Quarter corner bears South 88° 49' 45" East 2,658.41 feet); thence along the Westerly line of the East half of the Southeast Quarter of said Section 26, South 00° 43' 40" West 30.00 feet to a point on the Southerly line of Wilbur Avenue, said point being the REAL POINT OF BEGINNING; thence leaving said Westerly line along said Southerly line South 88° 49' 45" East, 534.32 feet; thence leaving said Southerly line South 00° 43' 40" West, 157.81 feet; thence

South 34° 26' 27" East, 423.52 feet; thence

South 29° 08' 16" West, 317.58 feet; thence

South 00° 16' 02" West, 107.47 feet to a point on the Northerly line of the plat of Silver Park (a recorded subdivision on fiel in Book "G" of Plats at Page 23, records of Kootenai County, Idaho.); thence along said Northerly line North 88° 50' 56" West, 628.03 feet to a point on the Westerly line of the East half of the Southeast Quarter of said Section 26; thence leaving said Northerly line along said Westerly line North 00° 43' 40" East, 890.35 feet to the REAL POINT OF BEGINNING.

EXCEPTING THEREFROM that portion conveyed to The City of Coeur d'Alene, by Instrument recorded August 7, 1998, as Instrument No. 1549342, records of Kootenai County, Idaho.

ALSO EXCEPTING THEREFROM that portion conveyed to The City of Coeur d'Alene by Instrument recorded August 7, 1998, as Instrument No. 1549344, records of Kootenai County, Idaho.

Exhibit D
(Revised with Amendment #1)

Development Budget

ADVANCED INPUT DEVICES
New facility development budget

     Revised 3/14/97, 5/22/97, 9/17/9, 1/24/98, 2/23/98, 5/11/98, 6/15/98, 6/29/98, 7/02/98, 8/17/98
Phase one—86,000 sf, 475 carparks

	Rev. August 17, 1998
	Cost	Totals
Land—13 ac	$1,236,585	$1,236,585
ARCHITECTURAL & ENGINEERING
Building architectural, structural, & fire	$92,970
Civil	$30,000
Mechanical and Electrical	$15,000
Landscape Design	$4,000
Reimbursables	$8,000
Subtotal building arch & engr	$149,970
Programming—Pinnacle	$37,710
Office space planning	$0
Subtotal AID internal layout	$37,710
Subtotal Design		$187,680
CONSTRUCTION SITE
Construction	$4,548,000
Log Sales (revenue to project)	$(22,000)
Building permit	$16,550
Testing & Special Inspections	$10,000
Subtotal—construction hard costs		$4,552,550
FINANCING
Const & permanent costs & fees	$223,440
Construction Period Interest	$189,660
Subtotal		$413,100
MISCELLANEOUS
Title Insurance	$6,960
City of Cd'A impact fee	$8,953
Sewer cap fee & misc. Conn. Fees	$59,695
Legal and Accounting	$25,000
Subtotal		$100,608
PROJECT ADMINISTRATION
Developers office OH allocation	$50,000
Project Management	$175,000
Subtotal		$225,000
CONTINGENCY
Construction & design Contingency	$0	$100,000
TOTAL DEVELOPMENT COST		$6,815,523

Exhibit D-1
(Revised with Amendment #1)

Development Cost Report

This sheet is protected! Do not alter! Please make any changes on "Data" page	ADVANCED INPUT DEVICES 600 Wilbur St. CDA ID 83815
Phase One—86,000 sf, 465 car parks
	8/1 Budget	Spent to date	Remaining in budget	Current month Sept.
Land—13 acres	$1,236,585	$1,236,585	$0	$0
Architectural and Engineering
Building, architectural, structural and fire	$92,995	$84,883	$8,112	$1,241
Civil	$30,000	$28,464	$1,536	$0
Mechanical and Electrical	$15,000	$0	$15,000	$0
Landscape design	$4,000	$0	$4,000	$0
Reimbursables—printing	$8,000	$1,287	$6,713	$179
Subtotal bldg. arch. + eng.	$149,995	$114,634	$35,361	$1,420
Programming—Pinnacle	$37,710	$37,710	$0	$0

Subtotal design	$187,705	$152,345	$35,361	$1,420
Construction Site
Construction contract	$4,548,000	$477,224	$4,070,776	$320,175
Log Sales (revenue to project)	$(22,000)	$(23,791)	$1,791	$0
Building permit	$16,550	$17,125	$(575)	$0
Testing and inspections (Strata)	$10,000	$3,299	$6,702	$425

Subtotal—construction hard costs	$4,552,550	$473,857	$4,078,693	$320,600
Financing
Const & permanent loan costs and fees.	$223,440	$1,000	$222,440	$0
Construction period interest	$189,660	$0	$189,660	$0

Subtotal—financing	$413,100	$1,000	$412,100	$0
Miscellaneous
Title insurance	$6,960	$0	$6,960	$0
City of CDA impact fee	$8,954	$8,953	$0	$0
Sewer and water cap fees	$59,695	$59,695	$0	$0
Legal and accounting	$25,000	$17,515	$7,485	$0

Subtotal—misc.	$100,608	$86,163	$14,445	$0
Project Administration
Developer's office and OH allocation	$50,000	$421	$49,579	$0
Project Management (Seneca)	$175,000	$171,628	$3,372	$0

Subtotal—project admin.	$225,000	$172,049	$52,951	$0
Contingency
Construction and design contingency	$100,000	$0	$100,000	$0
Total Development Cost:	$6,815,548	$2,121,999	$4,693,549	$322,020

Exhibit G

Cross Use Easement Agreement

    THIS AGREEMENT, made and entered into this        day of          , 199  , by and between Glacier Partners III (hereinafter called "Grantor"), and Glacier 600, LLC (hereinafter called "Grantee").

W I T N E S S E T H:

    WHEREAS, Grantor is the record owner of that certain real property in Kootenai County, State of Idaho, described in Schedule "I", attached hereto and incorporated herein by reference ("the Grantor's Property");

    WHEREAS, Grantee is the record owner of that certain real property in Kootenai County, State of Idaho, described in Schedule "II", attached hereto and incorporated herein by reference ("the Grantee's Property");

    WHEREAS, The parties hereto require the use of a 60-foot wide easement with the common boundary between the parcels as its centerline.

    NOW, THEREFORE, the parties hereto agree as follows:

Grantor hereby creates a Cross Use Easement for the benefit of parcel A and parcel B (shown on the attached Schedule III), the respective tenants and employees, agents, customers, contractors and invitees of such tenants, which grant shall be appurtenant to and running with the benefited Property, a perpetual, nonexclusive easement for underground utilities, ingress and egress by vehicular and pedestrian traffic upon, over and across the respective parcels.

    Easement width: The easement area shall be sixty (60) feet wide with the common boundary between the parcels as its centerline.

    Each user of each parcel further agrees to grant such additional easements as are reasonable required by any public or private utility for the propose of providing underground utility services to the users.

    Each party shall maintain the underground and surface facilities on its side of the property line. The cost of paving repair and maintenance shall be borne equally by each parcel. The users shall mutually agree on a program of maintenance.

    Notwithstanding the provisions above, each party is solely responsible for any particular damage caused by the offending party, the party's employees, agents, contractors or invitees and shall proceed with due diligence to make any necessary repairs.

    This easement and the obligations of each parcel owner shall exist in perpetuity, except as provided below.

    Both the burden and benefit of this agreement shall extend to the heirs, successors and assigns of the ownership of each parcel. It is the intent of this grant of easement to create a continuing obligation of the part of each landowner, present and future, including any additional parties resulting for any further division of the existing sites comprising the property.

Grantor: Glacier Partners III
/s/ STEPHEN F. MEYER Stephen F. Meyer, General Partner
Grantee: Glacier 600, LLC
/s/ STEPHEN F. MEYER Stephen F. Meyer, Member
STATE OF IDAHO	)
)ss.
COUNTY OF KOOTENAI	)

    On this 30th day of October, 1998, before my, the undersigned, a Notary Public in and for said State, personally appeared Stephen F. Meyer, known or identified to me to be the person whose name is subscribed to the foregoing instrument on behalf of Glacier Partners III as Grantor, and acknowledges to me that he/she executed the same on behalf of the Grantor.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ HELEN L. BULLION Commission expires on 2/14/03 Residing at Coeur d'Alene

STATE OF IDAHO	)
)ss.
COUNTY OF KOOTENAI	)

    On this 30th day of October, 1998, before my, the undersigned, a Notary Public in and for said State, personally appeared Stephen F. Meyer, known or identified to me to be the person whose name is subscribed to the foregoing instrument on behalf of Glacier 600, LLC as Grantee, and acknowledges to me that he/she executed the same on behalf of the Grantee.

    IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ HELEN L. BULLION Commission expires on 2/14/03 Residing at Coeur d'Alene

Schedule 1

Legal Description
(Grantor's Property)

That portion of the Southeast 1/4 of Section 26, Township 51 North, Range 4 West, Boise Meridian, Kootenai County, Idaho described as follows:

Commencing at the Center 1/4 Corner of said Section 26 (from which the East 1/4 Corner bears South 88°49'45" East 2658.41 feet); thence along the westerly line of the East 1/2 of the Southeast 1/4 of said Section 26 South 00°43'40" West 30.00 feet to a point on the southerly line of Wilbur Avenue; thence leaving said westerly line along said southerly line South 88°49'45" East 534.32 to a point, said point being the REAL POINT OF BEGINNING.

thence South 88°49'45" East 527.72 feet to a point on the westerly line of U. S. Highway 95;
thence leaving said southerly line along said westerly line, southerly 907.82 feet along the arc of a non-tangent circular curve concave to the southeast, said curve having a radius of 28,757.90 feet, a central angle of 01°48'31" and a long chord the bears South 00°45'51" West 907.78 feet;
thence leaving said westerly line along the northerly line of SILVER PARK (Book G of Plats, Page 23, records of Kootenai County, Idaho) the following courses and distances:
North 88°52'35" West 403.39 feet;
thence northerly 17.99 feet along the arc of a non-tangent circular curve concave to the northwest, said curve having a radius of 1530.00 feet, a central angle of 00°40'26" and a long chord that bears North 00°37'17" East 17.99 feet;
thence North 88°50'56" West 30.00 feet;
thence leaving said northerly line North 00°16'02" East 107.47 feet;
thence North 29°08'16" East 317.58 feet;
thence North 34°26'27" West 423.52 feet;
thence North 00°43'40" East 157.81 feet to the REAL POINT OF BEGINNING.

Schedule II

Legal Description
(Grantee's Property)

That portion of the Southeast Quarter of Section 26, Township 51 North, Range 4 West Boise Meridian, Kootenai County, Idaho.

COMMENCING at the Center Quarter corner of said Section 26 (from which the East Quarter corner bears South 88°49'45" East 2,658.41 feet); thence along the Westerly line of the East half of the Southeast Quarter of said Section 26, South 00°43'40" West 30.00 feet to a point on the Southerly line of Wilbur Avenue, said point being the REAL POINT OF BEGINNING; thence leaving said Westerly line along said Southerly line South 88°49'45" East, 534.32 feet; thence leaving said Southerly line South 00°43'40" West, 157.81 feet; thence

South 34°26'27" East, 423.52 feet; thence

South 29°08'16" West, 317.58 feet; thence

South 00°16'02" West, 107.47 feet to a point on the Northerly line of the plat of Silver Park (a recorded subdivision on fiel in Book "G" of Plats at Page 23, records of Kootenai County, Idaho.); thence along said Northerly line North 88°50'56" West, 628.03 feet to a point on the Westerly line of the East half of the Southeast Quarter of said Section 26; thence leaving said Northerly line along said Westerly line North 00°43'40" East, 890.35 feet to the REAL POINT OF BEGINNING.

EXCEPTING THEREFROM that portion conveyed to The City of Coeur d'Alene, by Instrument recorded August 7, 1998, as Instrument No. 1549342, records of Kootenai County, Idaho.

ALSO EXCEPTING THEREFROM that portion conveyed to The City of Coeur d'Alene by Instrument recorded August 7, 1998, as Instrument No. 1549344, records of Kootenai County, Idaho.

Schedule III

Parcel Map

[DIAGRAM OMITTED]

QuickLinks

LEASE AGREEMENT Advanced Input Devices/Glacier Partners
TABLE OF CONTENTS
LEASE
Background
Exhibit A
Legal Description
Exhibit B
Building Standards and Specifications
Exhibit B-1
Exhibit C
Site Plan [DIAGRAM OMITTED]
Exhibit D
Development Budget ADVANCED INPUT DEVICES New facility development budget Revised 3/14/97, 5/22/97, 9/17/9, 1/24/98, 2/23/98 Phase one - 85,000 sf, 475 carparks
Exhibit D-1
Development Cost Report ADVANCED INPUT DEVICES Cost Report
Exhibit D-2
Rental Increase Schedule
Exhibit E
Form of Commencement Date Letter
LEASE AMENDMENT #1
Exhibit A (Revised with Amendment #1) Legal Description
Exhibit D (Revised with Amendment #1) Development Budget
Exhibit D-1 (Revised with Amendment #1) Development Cost Report
Exhibit G Cross Use Easement Agreement
Schedule 1 Legal Description (Grantor's Property)
Schedule II Legal Description (Grantee's Property)
Schedule III Parcel Map